Exhibit 19.1
AIRBNB, INC.
INSIDER TRADING POLICY
I.SUMMARY
Buying or selling stock and other securities of Airbnb, Inc. while in possession of material, non-public information is illegal and a violation of this policy.
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Airbnb, Inc. (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security (e.g., common stock or any publicly traded debt securities) while in possession of material, non-public information about the issuer of the security. The penalties for violating insider trading laws include imprisonment, disgorgement of proﬁts or losses avoided by illicit trades, civil ﬁnes, and criminal ﬁnes of up to $5 million for individuals and $25 million for entities. Insider trading is also prohibited by this Insider Trading Policy (this “Policy”), and violation of this Policy may result in Company-imposed discipline, including up to termination for cause. You may be asked to certify that you have reviewed and will comply with this Policy from time to time.
This Policy applies to all oﬃcers, directors, employees, and independent contractors of the Company. Individuals subject to this Policy are responsible for ensuring that their immediate family members and members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. Every officer, director, employee, and independent contractor must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Legal Officer (or, in his or her absence, the Chief Financial Officer) or such other person as the Company’s Board of Directors (the “Board of Directors”) may designate from time to time (the “Compliance Oﬃcer”).
II.INSIDER TRADING PROHIBITION AND WINDOW PERIOD POLICY
No officer, director, employee, or independent contractor shall purchase, sell or gift any type of security while in possession of material, non-public information relating to the issuer of the security, whether the issuer of such security is the Company or any other company where you came into possession of such information about the the other company in the course of your service to the Company.
Additionally, no officer, director, employee, or independent contractor shall purchase or sell any security of the Company while subject to a closed trading window, and the Company may establish closed trading windows at its discretion. Unless otherwise modiﬁed, the trading window will close for all officers, directors, employees, and independent contractors at 12:01 am Pacific Time on the ﬁrst day of the last month of each quarter (i.e., March 1, June 1, September 1, and December 1) and open at 12:01 am Pacific Time on the third trading day after the public release of earnings data for such ﬁscal quarter. The Company may also identify other dates during which trading windows will be closed for certain individuals due to developments that have not yet been disclosed to the public (a “special closed window”). If you are notified that you are subject to a

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special closed window, you should not disclose to others that the special closed window is in effect or that we have prohibited trading.
These prohibitions do not apply to:
●purchases of the Company’s securities from the Company as part of the Employee Stock Purchase Plan, or sales of the Company’s securities to the Company;
●exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
●gift transactions where securities are gifted to a person or entity subject to trading restrictions consistent with this Policy, except that gift transactions by Pre-Clearance Persons (defined below) involving Company securities are subject to pre-clearance;
●conversions of shares of the Company’s Class B common stock into Class A common stock; or
●purchases or sales of the Company’s securities made pursuant to any pre-existing binding contract, speciﬁc instruction, or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, as amended (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (ii) was pre-cleared in advance by (a) the Chief Legal Officer (or the Compliance Officer) and the Chief Financial Officer, or their respective delegates, in the case of directors, Section 16 officers, and executive direct reports to the Chief Executive Officer or (b) a representative of the corporate legal department for all other employees. For more information about Rule 10b5-1 trading plans, see the Company’s Rule 10b5-1 Trading Plan Guidelines attached as Exhibit A of this Policy.
For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.
Exceptions to the window period policy may be approved only by the Chief Legal Officer (or Compliance Officer) and the Chief Financial Officer.
In addition, no officer, director, employee, or independent contractor shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company, including family members (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

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III.EXPLANATION OF INSIDER TRADING
“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the issuer of the security.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are deﬁned broadly under the federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These deﬁnitions extend to a broad range of transactions, including (but not limited to) conventional cash-for-stock transactions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.
It is generally understood that insider trading includes the following:
●trading by insiders while in possession of material, non-public information;
●trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s duty to keep it conﬁdential or was misappropriated; and
●communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.What Information is Material?
The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a signiﬁcant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity.
Examples of material information include (but are not limited to) information about key metrics; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; major new products or product developments; important business developments such as major contracts or cancellations, or changes in executive management or in the Board of Directors; signiﬁcant borrowing or ﬁnancing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and material, non-public developments involving commercial, contract, litigation, or regulatory matters. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
A good general rule of thumb: When in doubt, do not trade.
B.What is Non-public?

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Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors such as, for example, through media (such as Yahoo Finance, Google Finance, or the Wall Street Journal), a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine, or news web site, a Regulation FD-compliant conference call, or public disclosure documents ﬁled with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s web site. Information disseminated solely via X is not considered to be publicly disseminated information for this purpose. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one full trading day following publication is a reasonable waiting period before such information is deemed to be public.
C.Who is an Insider?
“Insiders” include officers, directors, employees, and independent contractors of a company and anyone else who has material, non-public information about a company. Insiders have independent ﬁduciary duties or other responsibilities to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors, employees, and independent contractors of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities, and securities.
Individuals subject to this Policy are responsible for ensuring that their immediate family members and members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.
D.Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party, including family members (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider.
E.Penalties for Engaging in Insider Trading
Penalties for trading on or tipping material, non-public information can extend signiﬁcantly beyond any proﬁts made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintffs (e.g., the Company’s stockholders) under the federal securities laws may include:

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●jail sentences;
●criminal ﬁnes for individual violators of up to $5,000,000 ($25,000,000 for an entity);
●civil ﬁnes for the violator of up to three times the amount of proﬁt gained or loss avoided;
●disgorgement of all proﬁts or losses avoided;
●damage awards to private plaintiffs;
●civil injunctions;
●securities industry self-regulatory organization sanctions; and
●SEC administrative sanctions.
In addition, insider trading could result in serious discipline by the Company, including up to termination for cause.
F.Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of proﬁt received does not have to be signiﬁcant to result in penalties or enforcement.
IV.STATEMENT OF PROCEDURES TO PREVENT INSIDER TRADING
The following additional procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.
A.Trades by All Directors and Section 16 Officers
Except as permitted by the Chief Legal Officer (or Compliance Officer), all transactions of Company securities involving directors and Section 16 officers must be effected pursuant to a pre-existing binding contract, speciﬁc instruction, or written plan entered into while he or she was unaware of any material, non-public information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, and (ii) was pre-cleared in advance by the Chief Legal Officer (or Compliance Officer) and the Chief Financial Officer, or their respective delegates. Notwithstanding Section IV.B below, Rule 10b5-1 trading plans shall be pre-cleared in accordance with the Company’s Rule 10b5-1 Trading Plan Guidelines. For more information about Rule 10b5-1 trading plans, see the Company’s Rule 10b5-1 Trading Plan Guidelines.
B.Pre-Clearance of All Trades by All Directors, Executive Officers, and Other Officers
To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, bona ﬁde gifts of the Company’s securities, the exercise of stock options, and the sale of Company stock issued upon exercise of stock options) by directors,

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executive officers, and other individuals identiﬁed by the Chief Legal Officer from time to time (each, a “Pre-Clearance Person”) must be pre-cleared by the Chief Legal Officer (or Compliance Officer). Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. For the avoidance of doubt, pre-clearance shall not be required under this Section IV.B for transactions effected pursuant to a Rule 10b5-1 trading plan adopted in accordance with Section IV.A above and the Company’s Rule 10b5-1 Trading Plan Guidelines.
A request for pre-clearance must be submitted to the pre-clearance coordinator designated by the Chief Legal Officer (or Compliance Officer) from time to time, currently the Company’s Associate General Counsel, Corporate (or in his or her absence, another designated member of the corporate legal department). The pre-clearance request must be submitted in writing (including by e-mail) and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved.
All trades that are pre-cleared must be effected within ﬁve business days of receipt of the pre-clearance. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the ﬁve-business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a non-trading window period before the transaction is effected, the transaction may not be completed.
C.Post-Termination Transactions
With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material. In addition, if an individual’s termination of service occurs during a closed window period (including any special closed window applicable to that individual), that individual will not be permitted to trade in the Company’s securities until the window period ends.
D.Inquiries From Third Parties
Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Legal Officer (or Compliance Officer) or Head of Investor Relations.
V.ADDITIONAL PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, employees, and independent contractors shall comply with the following policies with respect to certain transactions in the Company securities:
A.Short Sales

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Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no conﬁdence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.
B.Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, employee, or independent contractor is trading based on inside information. Transactions in options also may focus an officer’s, director’s, employee’s, or independent contractor’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.
C.Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other stockholders. Therefore, hedging transactions involving the Company’s equity securities, including, but not limited to zero-cost collars and forward sale contracts, are prohibited by this Policy. Transactions involving certain exchange funds may be permitted, subject to pre-clearance in advance by the Chief Legal Officer (or the Compliance Officer) or the Chief Financial Officer, or their respective delegates.
D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans
Purchasing on margin means borrowing from a brokerage ﬁrm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). Notwithstanding the foregoing and Section IV.A above regarding Rule 10b5-1 trading plans, directors and Section 16 officers are not permitted to pledge their Company stock (exclusive of options, warrants, restricted stock units or other equity awards or rights to purchase stock) as collateral for loans and investments, absent approval of the Board of Directors and in no event shall: (i) the maximum aggregate loan amounts or investment amounts collateralized by such pledged stock exceed ﬁve percent (5%) of the outstanding shares of Company securities (exclusive of options, warrants, restricted stock units or other equity awards or rights to purchase stock) held by such director or officer; and (ii) the aggregate face amount of

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such loans, in the aggregate, exceed $50 million. The corporate legal department will monitor compliance with the foregoing limitation by reviewing and, if necessary, reporting to the Board or a committee of the Board the extent to which any officer or director has pledged shares of Company stock.
E.Partnership Distributions
Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.
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EXHIBIT A
AIRBNB, INC.
RULE 10b5-1 TRADING PLAN GUIDELINES
I.    SUMMARY
These Rule 10b5-1 Trading Plan Guidelines (these “Guidelines”) are designed to provide parameters for directors, officers, employees, and independent contractors of Airbnb, Inc. (together with its subsidiaries, the “Company”) who desire to enter into trading plans pursuant to Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Compliance of any individual trading plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the trading plan are the sole responsibility of the person initiating the trading plan.
II.    RULE 10B5-1 TRADING PLANS
A.    Overview
Rule 10b5-1 trading plans are designed to protect directors, officers, employees, and independent contractors from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan, or instruction to trade in the Company’s stock entered into and acted upon in good faith and in accordance with the terms of Rule 10b5-1. The initiation of any such trading plan will be deemed to be a transaction in the Company’s securities, and is subject to all limitations and prohibitions relating to transactions in the Company’s securities under the Company’s Insider Trading Policy and applicable law. Each such trading plan must be submitted to and pre-approved in writing by (i) the Chief Legal Officer (or such other person as the Company’s Board of Directors may designate from time to time as the “Compliance Officer” under the Company’s Insider Trading Policy) and the Chief Financial Officer, or their respective delegates, in the case of directors, officers subject to the reporting requirements of Section 16 of the 1934 Act (“Section 16 Officers”), and executive direct reports to the Chief Executive Officer (“Executive Direct Reports”), and (ii) a representative of the corporate legal department, for all other employees (“Other Employees”). For the avoidance of doubt, the Chief Legal Officer or Compliance Officer or their respective delegates may pre-approve a trading plan for the Chief Financial Officer, and the Chief Financial Officer or Compliance Officer or their respective delegates may pre-approve a trading plan for the Chief Legal Officer. The person or persons, as the case may be, designated with responsibility for pre-approving a Rule 10b5-1 trading plan may impose such conditions on the implementation and operation of the trading plan as deemed necessary or advisable. However, compliance of the trading plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the trading plan are the sole responsibility of the person initiating the trading plan and not the responsibility of the Company or the person or persons pre-approving the trading plan.
Trading plans do not exempt individuals from complying with short-swing profit rules or liability under Section 16 of the 1934 Act.

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Rule 10b5-1 may present an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows, even when there is undisclosed material information. A director, officer, employee, or independent contractor may enter into a trading plan only when he or she is not in possession of material, non-public information, and only during an open trading window period under the Company’s Insider Trading Policy.
Although transactions effected under a trading plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a trading plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.
The Company reserves the right from time to time to suspend, discontinue, or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved trading plan, if the Chief Legal Officer (or Compliance Officer), Chief Financial Officer, or the Board of Directors, in his, her, or its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company. Any trading plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of these Guidelines and result in a loss of the exemption set forth herein.
In addition, the Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, termination, or revocation of a trading plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a trading plan, and, in the case of directors and Section 16 Officers, the Company will be required to publicly disclose these matters pursuant to U.S. Securities and Exchange Commission rules.
Trading plans may outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a trading plan generally may occur at any time. However, the Company requires a “cooling-off period” between the establishment of a trading plan and commencement of any transactions under such plan (other than a trading plan of the Company) as follows: (i) for directors and Section 16 Officers, the cooling-off period extends to the later of 90 days after adoption of a trading plan or two business days after the filing of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for the completed fiscal quarter in which the trading plan was adopted (which shall be no earlier than the first day of the next open trading window period under the Company’s Insider Trading Policy), up to a maximum of 120 days; and (ii) for Executive Direct Reports and Other Employees, the cooling-off period extends to the later of 30 days after adoption of a trading plan or the first day of the next open trading window period under the Company’s Insider Trading Policy; provided however, that for each of items (i) and (ii), and subject to the requirements of Rule 10b5-1, the first transaction is not required to occur during an open window period. If and to the extent pre-approved in writing by the Chief Legal Officer (or Compliance Officer) and Chief Financial Officer, or their respective delegates, or a representative of the corporate legal department, as applicable, any Executive Direct Report or Other Employee desiring to enter into a Rule 10b5-1 trading plan may only adopt such plan with the broker designated by the Company and on the exact form of plan approved by the Company.

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Individuals may not adopt more than one trading plan at a time except under the limited circumstances permitted by Rule 10b5-1 (i.e., all transactions under the later adopted trading plan may only begin after all transactions under the earlier adopted trading plan have been completed or expired and after the observance of the applicable cooling-off period) and subject to pre-approval in accordance with these Guidelines. Trading plans that authorize sell-to-cover transactions to satisfy tax withholding obligations incident to the vesting of equity awards are permitted even if an individual has another trading plan in place, as long as the sell-to-cover plan authorizes an agent to sell only the securities necessary to satisfy the tax withholding obligations, and the individual does not otherwise control the timing of the sales. In addition, all transactions of Company securities involving directors and Section 16 Officers must be effected pursuant to a Rule 10b5-1 trading plan except as otherwise permitted by the Chief Legal Officer or Compliance Officer in accordance with the pre-clearance provisions of the Company’s Insider Trading Policy. Subject to compliance with the Company’s Insider Trading Policy, other individuals, including those who have Rule 10b5-1 trading plans, may trade in the Company’s stock outside of a Rule 10b5-1 trading plan as long as (i) any existing trading plan continues to be followed and (ii) the shares subject to any existing Rule 10b5-1 trading plan are not traded outside of such plan. Please review the following description of how a trading plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
●First, before becoming aware of the information, the individual in good faith enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities, or adopts a written plan for trading the securities (i.e., the trading plan).
●Second, the trading plan must either:
○specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold, and the date on which the securities are to be purchased or sold;
○include a written formula or computer algorithm for determining the amount, price, and date of the transactions; or
○prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the trading plan in question.
●Third, the purchase or sale must occur pursuant to the trading plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the trading plan.
●Fourth, the individual acts in good faith with respect to the trading plan.
●Fifth, for directors and Section 16 Officers, the trading plan includes a representation that the person is (i) not aware of any material, non-public information about the Company or its securities and (ii) adopting the trading plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.

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B.    Revocation of and Amendments or Modifications to Trading Plans
Revocation of trading plans should occur only in unusual circumstances. Revocation is effected upon written notice to the broker. You should consult with your own legal counsel before deciding to revoke a trading plan. Directors and Section 16 Officers are required to provide prompt notice to the Chief Legal Officer or Compliance Officer (or in his or her absence or in the case of the Chief Legal Officer or Compliance Officer, the Chief Financial Officer) upon the revocation of a trading plan.
Except as otherwise approved by the Chief Legal Officer (or Compliance Officer), amendments or modifications to trading plans of directors and Section 16 Officers are not permitted. All individuals are advised that certain amendments or modifications to trading plans may be treated as the termination of the trading plan and the adoption of a new plan, resulting in a new cooling-off period under Rule 10b5-1 and these Guidelines. You should consult with your own legal counsel before deciding to amend or modify a trading plan. Additionally, a trading plan shall include a provision for suspension or revocation in certain circumstances, such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or be expected to have an adverse effect on the Company. The Chief Legal Officer, Compliance Officer, Chief Financial Officer, or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of suspension or revocation.
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